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                                                                  Exhibit (a)(9)

                               HSBC Investor Funds

           Amendment to Amended and Restated Declaration of Trust and
              Establishment and Designation of Additional Series of
            Shares of Beneficial Interest, Par Value $0.001 Per Share

RESOLVED, that pursuant to Section 5.11 of the Declaration of Trust of HSBC Investor Funds, a Massachusetts business trust (the "Trust"), dated April 22, 1987, as amended and restated July 1, 1987 (the "Declaration") and as further amended, the shares of beneficial interest (the "Shares") of the Trust shall be divided into five additional separate series (the "Funds");

FURTHER RESOLVED, that the Funds shall have the following special and relative rights:

1. The Funds shall be designated: "HSBC Investor Aggressive Growth Strategy Fund", HSBC Investor Growth Strategy Fund", "HSBC Investor Moderate Growth Strategy Fund", "HSBC Investor Conservative Growth Strategy Fund" and "HSBC Investor Conservative Income Strategy Fund."

2. The Funds shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then currently effective prospectus and registration statement on Form N-1A under the Securities Act of 1933 with respect to the Funds. Each Share of the Funds shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional Shares) on matters on which Shares of the Funds shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated to the Funds and shall be entitled to receive its pro rata share of net assets of the Funds upon liquidation of a Fund, all as provided in the Declaration.

3. Each Fund's Shareholders shall vote separately as a class on any matter, except to the extent required by the Investment Company Act of 1940 (the "1940 Act"), or when the Trustees have determined that the matter affects only the interests of one series' Shareholders, then only that series' Shareholders shall be entitled to vote thereon; and any matter shall be deemed to have been effectively acted upon with respect to that series as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Declaration.

4. The assets and liabilities of the Trust shall be allocated among the Funds and the other series of the Trust as set forth in Section 5.11 of the Declaration except that costs of the registration of the Funds and the registration and public offering of the Shares thereof shall be amortized for the Funds in accordance with applicable accounting principles.


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5. Subject to the provisions of Section 5.12 of the Declaration, the Trustees
(including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses, to change the designation of the Funds or any other series previously, now or hereafter created, or otherwise to change the special and relative rights of the Funds or any such other series, provided that such change shall not adversely affect the rights of any Shareholder.

IN WITNESS WHEREOF, the undersigned have executed this instrument as of the ____ day of September, 2004. This instrument may be executed by the Trustees on separate counterparts but shall be effectively only when signed by a majority of the Trustees.

                                            ------------------------------
                                            Stephen J. Baker


                                            ------------------------------
                                            Frederick C. Chen


                                            ------------------------------
                                            Alan S. Parsow


                                            ------------------------------
                                            Larry M. Robbins


                                            ------------------------------
                                            Michael Seely